Exhibit M-2

[LEX Professional Corporation Letterhead]

December 17, 2008

The Export-Import Bank of Korea

16-1 Yeouido-dong, Yeoungdeungpo-gu,

Seoul 150-996, Republic of Korea

Re:	The Export-Import Bank of Korea and The Republic of Korea: Registration Statement under Schedule B of the Securities Act of 1933, as amended

Dear Madams and Sirs:

We have acted as Korean counsel for The Export-Import Bank of Korea (the “EXIM”), a statutory juridical entity duly established pursuant to the Export-Import Bank of Korea Act of 1969, as amended (the “Eximbank Act”) and validly existing under the laws of the Republic of Korea (the “Republic”), and the Republic (together with EXIM, the “Registrants”) in connection with the filing by the Registrants of a registration statement (the “Registration Statement”) under Schedule B of the Securities Act of 1933 of the United States of America, as amended (the “Securities Act”) with the Securities and Exchange Commission (the “Commission”) relating to the offering, from time to time, as set forth in the Registration Statement of (i) the EXIM’s debt securities (the “Debt Securities”) and (ii) the guarantees by the Republic of obligations of the EXIM (the “Guarantees”). The Registration Statement relates to the Debt Securities and the Guarantees having an aggregate initial public offering price or purchase price up to U.S.$5,000,000,000 (or the equivalent in any other currency). The Debt Securities are to be issued in one or more series in accordance with the Fiscal Agency Agreement dated August 1, 1991 (the “Fiscal Agency Agreement”) executed between the EXIM and the fiscal agent named therein (the “Fiscal Agent”).

We have reviewed the originals or copies, certified or otherwise identified to our satisfaction of such instruments and other documents, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinion expressed below.

In such examination, we have assumed the genuineness of all signatures, seals and stamps, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies thereof, and the authenticity of the originals of such copies, and we have found nothing to indicate that such assumptions are not fully justified. As to any facts material to this opinion that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Registrants.

In providing this opinion, we have further assumed in relation to the documents (other than by or in relation to the Registrants) which we examined that all such documents are within the capacity and powers of and have been validly authorized, executed and delivered by the relevant parities thereto, and are legal, valid binding and enforceable in accordance with their respective terms under the law of the State of New York by which they are expressed to be governed, and there has been no breach of any of the terms thereof.

In addition, and without prejudice to the generality of the immediately preceding paragraph, in arriving at the opinion expressed below, we have reviewed the following specific documents relating to the Debt Securities and the Guarantees:

(a)	the Registration Statement;

(b)	the prospectus contained in the Registration Statement (the “Prospectus”); and

(c)	an executed copy of the Fiscal Agency Agreement.

As to any other matters of fact material to the opinion expressed herein, we have made no independent inquiry and have relied solely upon the certificates or oral or written statements of officers and other representatives of the Registrants.

We are admitted to practice law in the Republic, and the legal opinions provided herein are confined to and given on the basis of the laws of the Republic in effect as at the date hereof. We do not represent ourselves to be familiar with the laws of any jurisdiction other than the Republic, and we do not pass upon nor express any opinion in respect of those matters that are governed by or construed in accordance with any of such laws.

Based upon the foregoing, and subject to further qualifications set forth below, we are of the opinion that:

1.	The EXIM is a statutory juridical entity duly established under the Eximbank Act and validly existing under the laws of the Republic, with power and authority to own its properties and conduct its business as described in the Prospectus forming a part of the Registration Statement;

2.	The Fiscal Agency Agreement has been duly authorized and executed by the EXIM;

3.	The statements in the Prospectus concerning matters related to the laws of the Republic are accurate and up-to-date as of the date hereof in all material respects;

4.	When the Debt Securities are duly authorized by all necessary actions and issued by the EXIM as contemplated in the Registration Statement, duly authenticated by the Fiscal Agent in accordance with the provisions of the Fiscal Agency Agreement, and have been duly paid for and delivered to by the purchasers thereof, the Debt Securities will constitute legally valid, binding and enforceable obligations of the EXIM; and

5.	When the Guarantees are duly authorized and approved by the Republic by all necessary actions by both the EXIM and the Republic in accordance with the Rules for the State Guarantee of External Debt of Korean Banks, as may be amended from time to time, the Guarantees will constitute legally valid, binding and enforceable obligation of the Republic.

We express no opinion as to any agreement, instrument or other documents other than as specified in this opinion.

This opinion is subject to the following reservations and qualifications that enforcement may be limited or affected generally by (i) the bankruptcy, insolvency, liquidation, reorganization, rehabilitation or the restructuring of the EXIM pursuant to the laws of the Republic now in force or subsequently enacted which generally affect the enforcement of creditors’ rights and (ii) the general principles of good morals and public order as provided in the Civil Code of the Republic.

This opinion is limited to the matters addressed herein and is not to be read as an opinion with respect to any other matter. This opinion is given with respect to the laws of the Republic as currently in effect and we do not pass upon and we express no opinion in respect of those matters governed by or construed in accordance with the laws of any jurisdiction other than the Republic.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption “Legal Matters” in the Registration Statement filed by the Registrants with the Commission, without thereby admitting that we are “experts” under the Securities Act or the rules and regulations of the Commission thereunder for the purpose of any part of the Registration Statement, including the exhibit as which this opinion is filed.

Very truly yours,

/s/ LEX PROFESSIONAL CORPORATION
LEX Professional Corporation